SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM AW
                                 CURRENT REPORT

                              Pursuant to Rule 477
                           The Securities Act of 1933

                                  July 20, 2001
                                 Date of Report
                           (Date of Earliest Reported)


                               RHOMBIC CORPORATION
                         (Name of Small Business Issuer)



    Nevada                          8733                         86-0824125
  (State of                  (Primary Standard                 (IRS Employer
Incorporation)         Industrial Classification No.)        Identification No.)


                          11811 North Tatum Blvd. #3031
                                Phoenix, Arizona
                                 (602) 953-7702
           (Address of Principal Executive Offices Including Zip Code)


                                 (602) 953-7702
                           (Issuers Telephone Number)

                                  Carl P. Ranno
                             2816 East Windrose Dr.
                                Phoenix, Arizona
                                 (602) 493-0369
                               Fax (602) 493-5119


July 20, 2001

Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Re: Rhombic Corporation File Number 333-63376
         Form SB-2 Registration Statement

Dear Sir or Madam,

     Pursuant to Rule 477 under the Securities Act of 1933, as amended, we hereby apply on behalf of Rhombic Corporation (the "Registrant") to withdraw Form SB-2 Registration Statement filed with the Commission on June 20, 2001. The Registrant is applying for such withdrawal because the Form SB-2 Registration Statement is no longer applicable to the company and a new Registration
Statement will be filed in the near future which will better serve the Registrant's needs.

     Thank you for your anticipated assistance in this matter. Please contact the undersigned with any questions concerning this application at (602) 493-0369.


                                   Sincerely,

                                   /s/ Carl P. Ranno
                                   --------------------------
                                   Carl P. Ranno